Exhibit 99.1
For Immediate Release

VPG Reports Fiscal 2017 Second Quarter Results
MALVERN, Pa. (August 8, 2017) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its fiscal 2017 second quarter and six fiscal months ended July 1, 2017.
Second Quarter Highlights:

•	Growth in revenues to $62.3 million, up 7.5% year-over- year and up 4.2% sequentially

•	Gross margin for the quarter is 39.7%

•	Operating margin for the quarter is 9.1%, adjusted operating margin* for the quarter is 9.6%

•	Earnings increased to $0.27 per diluted share, compared to $0.14 reported last year

•	Adjusted diluted EPS* increased to $0.29 compared to prior year $0.15

•	Cash from operations was $4.4 million with free cash flow* of $3.4 million

•	Book-to-bill of 1.08 continues to reflect broadly improving end-markets

Ziv Shoshani, Chief Executive Officer of VPG, commented, “Our operating performance continues to reveal the benefits of successful prior restructuring and an improved business climate. Our growth and profitability gains in the quarter were broad-based and each segment contributed to our performance year-over-year. We expect our current business performance will drive value to our shareholders.”

The Company grew second quarter 2017 net earnings attributable to VPG stockholders to $3.6 million, or $0.27 per diluted share, compared to $1.9 million, or $0.14 per diluted share, in the second fiscal quarter of 2016. This growth was achieved despite a foreign currency exchange rates headwind in the second quarter of 2017 relative to the prior year period that reduced net income by $0.8 million, or $0.06 per diluted share.
In the six fiscal months ended July 1, 2017, net earnings attributable to VPG stockholders grew to $5.6 million, or $0.42 per diluted share, compared to $2.3 million, or $0.18 per diluted share, in the six months ended 2016. Foreign currency exchange rates for the six fiscal months ended July 1, 2017 had a negative impact on net income of $1.7 million, or $0.13 per diluted share as compared to the prior year’s first half.
Second quarter 2017 adjusted net earnings attributable to VPG stockholders nearly doubled to $3.9 million, or $0.29 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $2.0 million, or $0.15 per diluted share, for the comparable prior year period.
Six fiscal months ended July 1, 2017 adjusted net earnings attributable to VPG stockholders grew by 76% to $6.4 million, or $0.48 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $3.6 million, or $0.27 per diluted share, for the comparable prior year period.
The reconciliation table within this release reconciles the Company's non-GAAP measures, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures.
Segments
Foil Technology Products segment revenues grew 15.6% to $29.3 million in the second quarter of 2017, up from $25.4 million in the second quarter of 2016; sequential growth was 5.6% up from $27.8 million in the first quarter of 2017. The year-over-year increase in revenues was attributable to precision resistors growth in Asia within the test and measurement market along with instrumentation growth in the U.S. within the avionics, military and space markets for the Pacific Instruments product line. Sequentially, the increase in revenue is primarily attributable to increased sales from the Pacific Instruments product line in the avionics, military and space end markets in the U.S.

Gross profit margin for the segment was 41.9% for the second quarter of 2017, up 5.1 percentage points compared to 36.8% in the second quarter of 2016. The second quarter gross profit margin is slightly improved from the 41.4% reported in the first quarter of 2017. The year-over-year improvement in gross margin mainly reflects higher volume and manufacturing efficiencies.
Force Sensors segment revenues grew 1.7% to $15.7 million in the second quarter of 2017, up from $15.4 million in the second quarter of 2016; sequential revenue increased 1.2% up from $15.5 million in the first quarter of 2017. The year-over-year increase in revenues was attributable to OEM customers in the precision agriculture end market, partially offset by a negative exchange rate. The increase in sequential revenue of $0.2 million was attributable to a positive exchange rate impact.
Gross profit margin for Force Sensors was 28.9% for the second quarter of 2017, flat compared to 29.0% in the second quarter of 2016, but up significantly from the 23.9% margin reported in the first quarter of 2017. The sequential gross profit margin increase was primarily due to an increase in inventory.
Weighing and Control Systems segment revenues grew by 0.7% to $17.4 million in the second quarter of 2017, up from $17.2 million in the second quarter of 2016; sequential growth was 4.8%, up from $16.6 million in the first quarter of 2017. The increased sales year-over-year are primarily attributable to stronger demand in the steel end market and process weighing in Europe, with some offset from a negative exchange rate. The sequential increase in revenue is primarily due to the steel market in Asia, and process weighing in the U.S., offset by a reduction in on-board weighing product lines.
Second quarter 2017 gross profit margin in the segment increased to 45.8% from the second quarter of 2016 of 44.7% (and as compared to 45.6% excluding a purchase accounting adjustment of $0.2 million for the Stress-Tek acquisition). Excluding the purchase accounting adjustment, the year-over-year gross profit margin was flat. The gross profit margin increase from 44.3% reported in the first quarter of 2017 was attributable to higher volume.
Near-Term Outlook
“In light of an improved business environment, at constant second quarter 2017 exchange rates and taking into account the normal seasonality of our business, we expect net revenues in the range of $60 million to $65 million for the third quarter of 2017,” concluded Mr. Shoshani.
*Use of Non-GAAP Financial Information
We define “adjusted net earnings” as net earnings attributable to VPG stockholders before acquisition purchase accounting adjustments, acquisition costs, restructuring costs and associated tax effects. “Adjusted gross margin” is defined as gross margin before acquisition purchase accounting adjustments. “Adjusted operating margin” is defined as operating margin before acquisition purchase accounting adjustments, acquisition costs and restructuring costs. “Free cash flow” is defined as the amount of cash generated from operations ($4.4 million for the second quarter of 2017), in excess of our capital expenditures ($1.2 million for the second quarter of 2017) net of proceeds, if any, for the sale of assets ($0.2 million in the second quarter of 2017). For a reconciliation of GAAP to non-GAAP financial information, refer to the quarterly financial tables.
Conference Call and Webcast
A conference call will be held today (August 8) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 2478127, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10110677. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in completing acquisitions and integrating acquired companies (including the acquisitions of Stress-Tek and Pacific Instruments); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	July 1, 2017	July 2, 2016
Net revenues	$62,319	$57,996
Costs of products sold	37,560	36,501
Gross profit	24,759	21,495
Gross profit margin	39.7%	37.1%

Selling, general, and administrative expenses	18,800	18,444
Acquisition costs	—	352
Restructuring costs	315	1,011
Operating income	5,644	1,688
Operating margin	9.1%	2.9%

Other income (expense):
Interest expense	(468)	(371)
Other	(362)	(30)
Other income (expense) - net	(830)	(401)

Income before taxes	4,814	1,287

Income tax expense (benefit)	1,198	(562)

Net earnings	3,616	1,849
Less: net loss attributable to noncontrolling interests	(3)	(19)
Net earnings attributable to VPG stockholders	$3,619	$1,868

Basic earnings per share attributable to VPG stockholders	$0.27	$0.14
Diluted earnings per share attributable to VPG stockholders	$0.27	$0.14

Weighted average shares outstanding - basic	13,257	13,184
Weighted average shares outstanding - diluted	13,446	13,405

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Six fiscal months ended
	July 1, 2017	July 2, 2016
Net revenues	$122,106	$114,625
Costs of products sold	74,830	73,355
Gross profit	47,276	41,270
Gross profit margin	38.7%	36.0%

Selling, general, and administrative expenses	37,026	36,492
Acquisition costs	—	414
Restructuring costs	869	1,686
Operating income	9,381	2,678
Operating margin	7.7%	2.3%

Other income (expense):
Interest expense	(920)	(699)
Other	(683)	395
Other income (expense) - net	(1,603)	(304)

Income before taxes	7,778	2,374

Income tax expense	2,159	29

Net earnings	5,619	2,345
Less: net earnings (loss) attributable to noncontrolling interests	5	(3)
Net earnings attributable to VPG stockholders	$5,614	$2,348

Basic earnings per share attributable to VPG stockholders	$0.42	$0.18
Diluted earnings per share attributable to VPG stockholders	$0.42	$0.18

Weighted average shares outstanding - basic	13,233	13,181
Weighted average shares outstanding - diluted	13,442	13,402

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	July 1, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$63,158	$58,452
Accounts receivable, net	42,376	34,270
Inventories:
Raw materials	16,046	15,647
Work in process	20,640	21,115
Finished goods	20,223	19,559
Inventories, net	56,909	56,321

Prepaid expenses and other current assets	8,261	6,831
Total current assets	170,704	155,874

Property and equipment, at cost:
Land	3,399	3,344
Buildings and improvements	49,958	48,454
Machinery and equipment	91,487	89,080
Software	7,646	7,441
Construction in progress	2,353	4,340
Accumulated depreciation	(100,421)	(97,374)
Property and equipment, net	54,422	55,285

Goodwill	18,934	18,717

Intangible assets, net	21,046	21,585

Other assets	19,949	19,049
Total assets	$285,055	$270,510

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	July 1, 2017	December 31, 2016
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$9,447	$8,264
Payroll and related expenses	13,296	11,978
Other accrued expenses	14,335	13,285
Income taxes	2,306	772
Current portion of long-term debt	2,853	2,623
Total current liabilities	42,237	36,922

Long-term debt, less current portion	30,763	33,529
Deferred income taxes	813	735
Other liabilities	13,776	13,054
Accrued pension and other postretirement costs	14,999	14,713
Total liabilities	102,588	98,953

Commitments and contingencies

Equity:
Common stock	1,288	1,278
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	191,897	190,373
Retained earnings	34,345	28,731
Accumulated other comprehensive loss	(36,534)	(40,337)
Total Vishay Precision Group, Inc. stockholders' equity	182,334	171,383
Noncontrolling interests	133	174
Total equity	182,467	171,557
Total liabilities and equity	$285,055	$270,510

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Six fiscal months ended
	July 1, 2017	July 2, 2016
Operating activities
Net earnings	$5,619	$2,345
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,318	5,640
Gain on disposal of property and equipment	(141)	(31)
Share-based compensation expense	492	547
Inventory write-offs for obsolescence	982	865
Deferred income taxes	(104)	(1,540)
Other	(445)	(804)
Net changes in operating assets and liabilities:
Accounts receivable, net	(6,928)	991
Inventories, net	(761)	(1,681)
Prepaid expenses and other current assets	(1,397)	(879)
Trade accounts payable	1,020	91
Other current liabilities	3,676	(5,271)
Net cash provided by operating activities	7,331	273

Investing activities
Capital expenditures	(3,146)	(4,434)
Proceeds from sale of property and equipment	326	250
Purchase of business	—	(10,727)
Net cash used in investing activities	(2,820)	(14,911)

Financing activities
Principal payments on long-term debt and capital leases	(1,314)	(1,064)
Proceeds from revolving facility	16,000	11,000
Payments on revolving facility	(16,000)	(6,000)
Distributions to noncontrolling interests	(46)	(8)
Payments of employee taxes on certain share-based arrangements	(303)	(85)
Net cash used in financing activities	(1,663)	3,843
Effect of exchange rate changes on cash and cash equivalents	1,858	377
Increase (decrease) in cash and cash equivalents	4,706	(10,418)

Cash and cash equivalents at beginning of period	58,452	62,641
Cash and cash equivalents at end of period	$63,158	$52,223

Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$(1,303)	$—

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)
	Fiscal quarter ended		Six fiscal months ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Gross profit	$24,759	$21,495	$47,276	$41,270
Gross profit margin	39.7%	37.1%	38.7%	36.0%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	—	195	—	491

Adjusted gross profit	$24,759	$21,690	$47,276	$41,761
Adjusted gross profit margin	39.7%	37.4%	38.7%	36.4%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Operating Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Six fiscal months ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Operating income	$5,644	$1,688	$9,381	$2,678
Operating margin	9.1%	2.9%	7.7%	2.3%

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	—	195	—	491
Acquisition costs	—	352	—	414
Restructuring costs	315	1,011	869	1,686

Adjusted operating income	$5,959	$3,246	$10,250	$5,269
Adjusted operating margin	9.6%	5.6%	8.4%	4.6%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Six fiscal months ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net earnings attributable to VPG stockholders	$3,619	$1,868	$5,614	$2,348

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	—	195	—	491
Acquisition costs	—	352	—	414
Restructuring costs	315	1,011	869	1,686

Less reconciling items affecting income tax expense
Tax effect of reconciling items and discrete tax items	13	1,469	56	1,290
Adjusted net earnings attributable to VPG stockholders	$3,921	$1,957	$6,427	$3,649

Adjusted net earnings per diluted share	$0.29	$0.15	$0.48	$0.27

Weighted average shares outstanding - diluted	13,446	13,405	13,442	13,402